Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A of Fidelity School Street Trust: Fidelity Advisor Multi-Asset Income Fund of our report dated February 21, 2017 on the financial statements and financial highlights included in the December 31, 2016 Annual Report to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts

January 18, 2018